FORM 4
U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


/  / Check this box if                               OMB APPROVAL
     no longer subject to                      OMB Number      3235-0287
     Section 16.  Form 4                       Expires: February 1, 1994
     or Form 5 obligations                     Estimated average burden
     may continue.                             hours per response....0.5


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. NAME AND ADDRESS OF REPORTING PERSON

    Robert J. McKenna
    5 Hummingbird Court
    Orchard Park, NY  14127

2. ISSUER NAME AND TICKER OR TRADING SYMBOL

     Acme Electric Corporation  NYSE:ACE

3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (Voluntary)

    ###-##-####

4. STATEMENT FOR MONTH/YEAR

    January 1998

5. IF AMENDMENT, DATE OF ORIGINAL (Month/Year)



6. RELATIONSHIP OF REPORTING PERSON TO ISSUER (Check all applicable)

   _X_ Director     ___ 10% Owner    ___ Other (Specify below)

   _X_ Officer (Give title below)

   Chairman, President and Chief Executive Officer

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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
          OR BENEFICIALLY OWNED.
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                                   TRANSACTION
                                   -----------
1. TITLE OF SECURITY:              Common Stock     Common Stock

2. TRANSACTION DATE:               04/01/97         01/26/98
   (MM/DD/YY)

3. TRANSACTION CODE:
     CODE                          J                J
     V                             V                V

4. SECURITIES ACQUIRED (A)
   OR DISPOSED OF (D):
     AMOUNT                        465              3,500
     (A) or (D)                    A                A
     PRICE                         $5.6817          $5.625/share

5. AMOUNT OF SECURITIES
   BENEFICIALLY OWNED
   AT END OF MONTH:                14,486

6. OWNERSHIP FORM:                 D
   DIRECT (D) OR
   INDIRECT (I)

7. NATURE OF INDIRECT
   BENEFICIAL OWNERSHIP:

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TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
           OWNED (e.g., puts, calls, warrants, options, convertible
           securities)
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1. TITLE OF DERIVATIVE SECURITY:

2. CONVERSION OR EXERCISE PRICE
   OF DERIVATIVE SECURITY:

3. TRANSACTION DATE:
   (MM/DD/YY)

4. TRANSACTION CODE:
     CODE
     V

5. NUMBER OF DERIVATIVE
   SECURITIES ACQUIRED (A)
   OR DISPOSED OF (D):
     (A)
     (D)

6. DATE EXERCISABLE AND
   EXPIRATION DATE:
   (MM/DD/YY)
     DATE EXERCISABLE
     EXPIRATION DATE

7. TITLE AND AMOUNT OF
   UNDERLYING SECURITIES:
     TITLE
     AMOUNT OR NUMBER OF SHARES

8. PRICE OF DERIVATIVE
   SECURITY:

9. NUMBER OF DERIVATIVE
   SECURITIES BENEFICIALLY
   OWNED AT END OF MONTH:

10. OWNERSHIP FORM OF
    DERIVATIVE SECURITY:
    DIRECT (D) OR INDIRECT (I)

11. NATURE OF INDIRECT
    BENEFICIAL OWNERSHIP:


EXPLANATION OF RESPONSES:


SIGNATURE OF REPORTING PERSON:     ____________________
                                   Robert J. McKenna

DATE:                              February 1, 1998